 Exhibit 99.3

AUTOFUN CANADA INC.
FINANCIAL STATEMENTS
PERIOD FROM JUNE 30 , 1999 TO
FEBRUARY 29, 2000

CONTENTS

Page
AUDITOR'S REPORT	1
FINANCIAL STATEMENTS
Balance Sheet	2
Statement of Income and deficit	3
Statement of Cash Flows	4
Notes to Financial Statements	5 - 6

AUDITOR'S REPORT

To the Shareholders of

Autofun Canada Inc.

I have audited the balance sheet of Autofun Canada Inc. as at February 29, 2000 and the statements of operations, deficit and cash flows for the period from June 30, 1999 to February 29, 2000.  These financial statements are the responsibility of the Company's management.  My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards.  Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well evaluating the overall financial statement presentation.

In my opinion, the financial statements fairly, in all material respects, the financial position of the Company as at February 29, 2000 and results of its operations and cash flows for the period then ended in accordance with the United States generally accepted accounting principles.

Markham, Ontario

December 24, 2002	CHARTERED ACCOUNTANT

BALANCE SHEET

ASSETS

FEBRUARY 29	2000
CURRENT
Cash and bank	$141,647
Prepaid development fees-(Note 5 & 8)	29,870
Prepaid expenses & deposits	16,336
Advances receivable	30,869
$218,722

LIABILITIES

CURRENT
Accounts payable and accrued liabilities	$17,280
LONG TERM
Shareholders' advances ( Note 4)	444,056
461,336

SHAREHOLDERS' DEFICIENCY

CAPITAL STOCK-(Note 3)	100
DEFICIT-PER PAGE 5	(242,714)
(242,614)
$218,722

APPROVED ON BEHALF OF THE BOARD:

Director

Director

STATEMENT OF OPERATIONS AND DEFICIT

FOR THE PERIOD FROM JUNE 30, 1999 TO FEBRUARY 29	2000
EXPENSES
Advertising and promotions	$13,133
Auto and travelling expenses	8,998
Legal and professional	23,799
Office and general	4,194
Organization expenses	110,348
Rent and realty taxes	7,843
Salaries and benefits	44,000
Seminar and conference	2,191
Telephone and pager	3,036
Travelling and accommodation	25,172
242,714
NET INCOME/(LOSS) for the period	(242,714)
DEFICIT, end of period	$(242,714)

STATEMENT CASH FLOWS

FOR THE PERIOD FROM JUNE 30, 1999 TO FEBRUARY 29	2000
CASH PROVIDED BY OPERATING ACTIVITIES
Cash (used in) provided by operations
Net (loss) income	$(242,714)
(242,714)
CHANGES IN NON-CASH WORKING CAPITAL:
(Increase) decrease in prepaid & deposits	(16,336)
(Increase) decrease in Advances receivable	(30,869)
(Increase) decrease in prepaid development fees	(29,870)
Increase ( Decrease) in Accounts payable & accruals	17,280
(59,795)
(302,509)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from shareholders	444,056
Capital stock issuance	100
444,156
INCREASE IN CASH	141,647
CASH, end of period	$141,647

4.   INCORPORATION AND NATURE OF BUSINESS

Autofun Canada Inc. was incorporated under the laws of the Business Corporation Act. On June 30,1999. The company is in the development stage as it presently in the process of setting up operation, which include providing customised package for installation of automotive accessories and modification/alteration to the interior and exterior of automobiles

4.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2(a) Foreign currency translations

Monetary assets and liabilities denominated in foreign currencies have been translated into Canadian dollars at the rate of exchange prevailing at the period end. Revenues and expenses items are translated at average rate of exchange for the year.

4.  CAPITAL STOCK

2000
Authorized Unlimited common shares, n.p.v. Stated capital 8,000,000 common shares,n.p.v	$100

4.  SHAREHOLDERS' ADVANCES

 These are non-interest bearing and have no set time for repayment.

a) During the period, the Company paid $32,000 to one of its shareholders for consulting services

b) The company has entered into an agreement with one of its shareholders ( a corporation incorporated under the laws of State of Minnesota, USA) whereby the shareholder would provide services to the Company in the development of an automotive aftermarket retail outlet in Canada. Prepaid development fee of $29,870 represent non-refundable first installment against the total development fee of $247,500 ( US$165,000).

See Note 8.

The company has non-capital income tax loss of approximately $240,000 to carry forward and this loss, if not utilized, will expire in 2007

The company is committed for vehicle rentals under operating lease as follows :

2001	$8,388
2002	8,388
2003	$4,893

8.  SUBSEQUENT EVENT

The prepaid development fee of $29,870 ( refer Note 5) was written off during the year ended February 28,2001, as the agreement with one of its shareholders was cancelled in the subsequent year.